Exhibit 99.1

FOR IMMEDIATE RELEASE

Itron Appoints Pace CEO Michael Pulli to Board of Directors

LIBERTY LAKE, Wash. - Jan. 6, 2014 - Itron, Inc. (NASDAQ: ITRI), a world-leading technology and services company dedicated to the resourceful use of energy and water, announced today the appointment of Michael Pulli, chief executive officer of Pace plc, a world leader in technologies, products and services for the broadcast and broadband industries, to its board of directors, effective Jan. 1, 2014. Mr. Pulli brings nearly 15 years of executive leadership, international business experience and strategy development to the position.
“Mike Pulli will bring tremendous experience and insights to Itron’s board. We look forward to benefiting from his longstanding leadership in the broadband industry and his wealth of knowledge in delivering advanced technologies and services,” said Jon Eliassen, chairman of Itron’s board of directors.
Mr. Pulli was appointed CEO of Pace in December 2011 after nearly eight years as president of Pace Americas. In his role as CEO, Mr. Pulli is responsible for leading Pace’s global strategy. As president of Pace Americas, he was responsible for the company’s businesses in the United States, Canada and Latin America.
Prior to joining Pace in 2004, Mr. Pulli was CEO of broadcasting company Digital Latin America. Previously, he spent eight years at Motorola in various senior management positions, including vice president of international operations, and served in a variety of financial positions at Allied-Signal, Inc. Mr. Pulli holds a Bachelor’s degree in Accounting from Rider University and an MBA from Farleigh Dickinson University.
“Mike Pulli is an ideal candidate for Itron’s board of directors. His leadership at a global company that delivers advanced technologies, software and services to consumers will bring valuable insights and help advance our mission to empower consumers and utilities to responsibly manage energy and water,” said Philip Mezey, Itron’s president and chief executive officer.
“I am honored to join Itron’s board of directors and to work with a visionary company that is helping make the most of the world’s energy and water resources,” said Mr. Pulli. “As a leader of a high-tech manufacturing company that has successfully transitioned to offer software and services, I will bring a unique perspective to this board position. I look forward to the opportunity to help further Itron’s vision of creating a more resourceful world.”

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com

About Itron
Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

For additional information, contact:

Itron, Inc.
Sharelynn Moore
Vice President, Corporate Marketing & Public Affairs
509.891.3524
sharelynn.moore@itron.com

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com